Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONVERA CORPORATION

B2BNETSEARCH, INC.

AND

FIRSTLIGHT ONLINE LIMITED

Dated as of May 29, 2009

LIBNY/4821565.24 06/03/2009

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2009 (this “Agreement”), by and among Convera Corporation, a Delaware corporation (“Convera”), B2BNetSearch, Inc., a Delaware corporation and a wholly-owned subsidiary of Convera (“B2B”), and Firstlight Online Limited (“FL”).

RECITALS

WHEREAS, Convera (and certain of its subsidiaries) will contribute prior to the Closing (as defined in Section 1.10) its entire operating business to B2B by assignment of all of the operating assets (other than cash, certain Intellectual Property (as defined in Section 3.17(l)) unrelated to its business and security deposits in connection with real estate leases) and businesses of Convera (and certain of its subsidiaries), plus an amount of cash as described in Section 2.2(a) hereof to B2B, and B2B’s assumption of all of the liabilities from Convera (and certain of its subsidiaries) pursuant to a contribution agreement to be entered into between Convera (and certain of its subsidiaries) and B2B prior to the Closing (the “Convera Contribution Agreement”);

WHEREAS, FL, its parent corporation Global News Net Ltd., a United Kingdom corporation (“GNN”), the shareholders of GNN, and corporations being organized by FL, GNN or the shareholders of GNN are restructuring their business and operations as provided below in this Agreement as the “First Restructuring” (Section 1.4) and the “Second Restructuring” (Section 1.5).

WHEREAS, the respective Boards of Directors of the parties to this Agreement have each determined that it is advisable and in the best interests of their respective stockholders that B2B and Merger Sub (as defined in Section 1.5) merge with each other pursuant to the terms and conditions of this Agreement, and, in furtherance of such merger, such Boards of Directors have approved the merger of B2B with and into Merger Sub (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the parties intend for the Merger to be treated for U.S. federal income tax purposes as a taxable transfer of assets by B2B to Merger Sub in a transaction not qualifying under Section 368 of the Internal Revenue Code of 1986 (the “Code”), followed by a liquidation of B2B into Convera (or subsidiary of Convera), with Convera (or such subsidiary) retaining the tax attributes of B2B and the Convera affiliated group (including any net operating carryovers)..

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), B2B shall merge with and into Merger Sub in accordance with the DGCL, the separate corporate existence of B2B shall cease, and Merger Sub shall continue as the surviving corporation.  Merger Sub, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time.  On the Closing Date (as defined in Section 1.10), the parties shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the “Effective Time”).

1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 259 of the DGCL.

1.4 First Restructuring.  FL is entering into, executing and delivering this Agreement.  GNN owns a majority of the issued and outstanding shares of FL.  GNN, FL, the shareholders of GNN, and entities being organized by FL, GNN or GNN’s shareholders (any such entity so organized, the “UK Surviving Company”) are restructuring their business and operations under the laws of the United Kingdom through the transfer and assignment of all their businesses and assets and assumption of all the liabilities of FL or GNN or the exchange of shares of stock of FL, GNN and the UK Surviving Company.  Upon the completion of the restructuring, the UK Surviving Company will own all of the business and assets or all of the shares of the capital stock of FL (the “UK Restructuring”).  The closing of the UK Restructuring will occur on or before the Closing Date.  Simultaneously with or prior to the closing of the UK Restructuring, the UK Surviving Company will deliver to Convera and B2B copies of the UK Restructuring agreements, assignments, assumptions and other documents together with a joinder agreement in the form attached hereto as Exhibit 1.4 under which the UK Surviving Company will agree to be bound by all of FL’s duties and obligations under the Agreement (the “Joinder Agreement”).  From and after the execution date of the Joinder Agreement, the UK Surviving Company will be deemed to make, agree to and be bound by all of the representations, warranties, covenants and agreements of FL and receive the benefit of the representations, warranties, covenants and agreements made by Convera and B2B contained in this Agreement and assume and be responsible for all of the duties and obligations of FL under this Agreements as if UK Surviving Company had been a party to this Agreement.  For the avoidance of any doubt, however, FL shall still be a party to this Agreement after the date of the Joinder Agreement and remain jointly and severally liable under this Agreement together with the UK Surviving Company.

1.5 Second Restructuring.  On or before the Closing, the UK Surviving Company shall organize a wholly-owned subsidiary as a Delaware corporation or under the laws of another jurisdiction to the extent mutually agreed upon by the parties in writing (the “Company”) and transfer and assign all of its business and assets to Company and Company shall assume all of the liabilities and obligations of the UK Surviving Company or exchange shares of stock of the UK Surviving Company for shares of Company.  Furthermore, the UK Surviving Company shall form a wholly-owned direct subsidiary of Company as a Delaware corporation or under the laws of another jurisdiction to the extent mutually agreed upon by the parties (“Intermediary Sub”) and a wholly-owned direct subsidiary of the Intermediary Sub as a Delaware corporation or under the laws of another jurisdiction to the extent mutually agreed upon by the parties (“Merger Sub”, together with Company and Intermediary Sub, “FL Subs”).  Upon completion of the restructuring, Company directly and/or through Merger Sub and Intermediary Sub will own all of the business and assets or all of the shares of the capital stock of the UK Surviving Company (the “Second Restructuring”).  The closing of the Second Restructuring will occur on or before the Closing Date.  Simultaneously with or prior to the closing of the Second Restructuring, the UK Surviving Company and FL Subs will deliver to Convera and B2B copies of the Second Restructuring agreements, assignments, assumptions and other documents together with a Joinder Agreement under which each of FL Subs will agree to be bound by all of the UK Surviving Company’s duties and obligations under the Agreement.  From and after the date of the execution of such Joinder Agreement, each of FL Subs will be deemed to make, agree to, be bound by all of the representations, warranties, covenants and agreements of the UK Surviving Company and receive the benefit of the representations, warranties, covenants and agreements made by Convera and B2B contained in this Agreement and assume and be responsible for all of the duties and obligations of UK Surviving Company under this Agreement as if each of FL Subs has been a party to this Agreement.  For the avoidance of any doubt, however, the UK Surviving Company shall still be a party to this Agreement after the date of the FL Subs sign the Joinder Agreement and remain jointly and severally liable under this Agreement together with each of FL Subs.  The direct owners of Company Common Stock prior to the Merger shall be collectively referred to herein as “Parent”.

1.6 Modification to Structure.  The parties agree that Convera shall have the right to elect to modify the structure of the Merger so as to merge an additional or alternate wholly-owned subsidiary of Convera into Merger Sub (and to amend such provisions of this Agreement as appropriate in connection with  such modification).  In addition, the parties agree, in the event that a party reasonably determines that it is in the best interest of such party or of those benefiting directly or indirectly from ownership of any part of its equity capital, to modify the structuring of the transaction contemplated in this Agreement (and to amend such other provisions of this Agreement as appropriate in connection with such modification, including so as to maintain the same commercial arrangements regarding liability assumption and indemnification) for purposes of tax or financial efficiencies, taking into account all relevant factors, and to cooperate with each other on the implementation of the modification, so long as such modification is at least in aggregate not materially adverse to the other party from the perspective of tax, financial and liquidity of Company Common Stock.

1.7 Certificate of Incorporation of the Surviving Corporation.  At and after the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time and with provisions to be mutually agreed upon by the parties, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL.  The name of the Surviving Corporation shall be mutually agreed upon by the parties in writing prior to the Closing.

1.8 By-Laws of the Surviving Corporation.  At and after the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time and with provisions to be mutually agreed upon by the parties, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

1.9 Directors and Officers of Company and the Surviving Corporation.

(a) The directors of Company and the Surviving Corporation immediately subsequent to the Effective Time shall be as set forth on Exhibit 1.9(a) and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of Company and Surviving Corporation or as otherwise provided by law.

(b) The officers of Company and the Surviving Corporation immediately subsequent to the Effective Time shall be as set forth on Exhibit 1.9(b) and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of Company and the Surviving Corporation or as otherwise provided by law.

1.10 Closing.  Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. New York time, at the New York offices of Goodwin Procter LLP, counsel to Convera and B2B, on a date to be specified by the parties which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time and place as the parties shall agree.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

ARTICLE II.

CONVERSION AND EXCHANGE OF SECURITIES; ADDITIONAL MERGER CONSIDERATIONS

2.1 Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock of Company (“Company Common Stock”) or any holder of any shares of common stock of B2B (“B2B Common Stock”):

(a) B2B Common Stock.  Subject to this Article II, every two shares of B2B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) fully paid and non-assessable share of Company Common Stock, at a par value per share to be mutually agreed upon by the parties in writing, payable upon the surrender for cancellation of a certificate or certificates which immediately prior to the Elective Time represented all of the outstanding shares of B2B Common Stock.  All such shares of B2B Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock pursuant to this Section 2.1(a), neither B2B nor Company shall effect any stock split, reverse split, reclassification, stock dividend, reorganization, recapitalization or other like change with respect to B2B Common Stock or Company Common Stock after the date of this Agreement and prior to the Effective Time.

(b) Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be one (1) fully paid and nonassessable share of Company Common Stock at a par value to be mutually agreed upon by the parties in writing, immediately after the Effective Time.

(c) Conversion Ratio Adjustment.  The parties agree that their intent is, immediately after the Closing, Convera will own one-third (1/3) of the total issued and outstanding Company Common Stock and Parent will own two-thirds (2/3) of the total issued and outstanding Company Common Stock.  In the event the Company does not have 1,000 shares of Company Common Stock issued and outstanding immediately before the Effective Time, the parties agree that they will adjust the conversion ratio in Sections 2.1(a) and 2.1(b) above to carry out the intent of the parties as specified in this Section 2.1(c).  The parties agree that in connection with the distribution of Company Common Stock to Convera stockholders as contemplated in Section 6.10, if any, the Company will effect a stock split or another appropriate form of recapitalization to allow a pro rata distribution of Company Common Stock to Convera stockholders without fractional shares.

2.2 Additional Transactions.  In addition the conversion and exchange of stock as set forth in Section 2.1, Convera will take the following actions:

(a) Convera covenants and agrees to fund B2B with $3,000,000 in cash prior to the Closing, less $340,000 for the purpose of covering the potential liability described in Section 4.12(e) of Convera Disclosure Schedule, which amount will be subject to an escrow or similar arrangement agreed upon by the parties and will be released upon the extinguishment of Convera’s potential obligations (“Cash Funding”), which Cash Funding shall remain assets of B2B at the Closing; provided, however, that in the event that the Closing occurs later than sixty (60) days from the date of this Agreement (the “Target Date”) for reasons other than any delay of Convera stockholders to approve the Merger, delay of the Closing as a result of review and comment by the SEC of the Merger Proxy (as defined in Section 5.5(a)), and due to no breach of any representation, warranties, covenant or other obligations under this Agreement by Convera or B2B, the Cash Funding to be provided by Convera will be reduced on a dollar-for-dollar basis by the amount of the operating expenses of Convera and its Subsidiaries in connection with business incurred subsequent to the Target Date, which will be no more than $14,000 per day.

(b) Convera covenants and agrees to provide Company with a $1,000,000 line of credit (the “Line of Credit”) effective immediately upon the Closing, subject to the following terms and conditions.  Company will be entitled to draw down the Line of Credit, in whole at any time or in part from time to time, during a period that is six (6) months following the Closing Date (the “Credit Term”).  Any portion of the Line of Credit that has been drawn down (the “Draw-down Amount”) by Company will accrue interest at an interest rate of ten percent (10%) per annum (interest not to be compounded) and will become due and payable by Company to Convera on the date that is one (1) year anniversary of the date of the Closing Date; provided, however, that if the principal and interest are not repaid in full by Company when due, the interest rate will increase to fourteen percent (14%) per annum after the due date.  Company may pre-pay the Draw-down Amount in full or in part upon a ten (10) days prior written notice to Convera.  Convera will have the right to convert all or any portion of the Draw-down Amount into Company Common Stock at the following ratio at any time before the repayment of the outstanding principal and interest in full:

(i) If Convera chooses to convert the entire Line of Credit, Company will issue such additional amount of shares of Company Common Stock to Convera so that as a result of such issuance, Convera will own 42.5% of the total outstanding Company Common Stock; provided, however, that Convera’s and Parent’s ownership percentage in Company will be subject to change upon a private placement or other issuance of Company Common Stock or options to purchase Company Common Stock; or

(ii) If Convera chooses to convert less than the entire Line of Credit, Company will issue such additional amount of shares of Company Common Stock that equals to 0.0000092% of the total outstanding Company Common Stock for each dollar of Line of Credit that Convera chooses to convert; provided, however, that Convera’s and Parent’s ownership percentage in Company will be subject to change upon a private placement or other issuance of Company Common Stock or options to purchase Company Common Stock.

(c) The parties agree to treat the conversion of the Line of Credit into Company Common Stock as a transaction on which no gain or loss is recognized for U.S. federal income tax purposes.

2.3 Taking of Necessary Action; Further Action.  Each party will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and B2B, the officers and directors of Merger Sub and B2B immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.4           Valuation.

(a) The parties hereby agree as to the valuation of shares of Company Common Stock to be received by Convera from Merger Sub as consideration for the Merger set forth hereto as Schedule 2.4(a).

(b) The parties hereby agree as to the valuation of shares of Company Common Stock to be received by Parent from Merger Sub in exchange for the contribution of all of the Parent’s business and assets to Company set forth hereto as Schedule 2.4(b).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF FL

FL represents and warrants to Convera and B2B that, except as set forth in the written disclosure schedule prepared by FL which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III and was previously delivered to Convera in connection herewith (the “FL Disclosure Schedule”) (disclosure in any Section of the FL Disclosure Schedule shall qualify only the corresponding Section in this Article III), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

3.1 Organization and Qualification; Subsidiaries.  FL and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it owns, leases or operates and the properties that is used for its business and to carry on its business as it is now being conducted or presently proposed to be conducted.  FL and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.  A true, complete and correct list of all of FL’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the FL or another Subsidiary or affiliate, is set forth in Section 3.1 of the FL Disclosure Schedule.  Except as set forth in Section 3.1 of the FL Disclosure Schedule, neither FL nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by FL and any of its Subsidiaries and comprising less than one percent (1%) of the outstanding stock of such company.

3.2 Certificate of Incorporation and By-Laws.  FL has heretofore made available to Convera a true, complete and correct copy of FL’s Articles of Association, as amended to date (the “FL Charter”), and By-Laws (or equivalent organizational documents), as amended to date (the “FL By-Laws”), and has made available to Convera true, complete and correct copies of the charter and By-Laws (or equivalent organizational documents), each as amended to date, of each of FL’s Subsidiaries (the “FL Subsidiary Documents”).  The FL Charter, FL By-Laws and the FL Subsidiary Documents are in full force and effect.  FL is not in violation of any of the provisions of the FL Charter or FL By-Laws and FL’s Subsidiaries are not in violation of their respective FL Subsidiary Documents.

3.3 Capitalization.

(a) The authorized capital stock of FL consists of 100 ordinary shares, par value £1.0 per share, of FL (“FL Ordinary Shares”).  As of the date hereof, 100 FL Ordinary Shares are issued and outstanding, of which 90 shares are owned by Global News Net Ltd and 10 shares are owned by Jamara Holdings Limited.  FL does not have any stock purchase right or stock option plan and no FL Ordinary Shares are reserved for issuance upon exercise of such rights or options; no shares of FL Ordinary Shares are issued and held in the treasury of FL.  Between December 31, 2008 and the date of this Agreement, FL has not issued any securities (including derivative securities).  Immediately before the Closing, 1,000 shares of Company Common Stock will be issued and outstanding, unless otherwise mutually agreed upon the parties in writing.  Neither FL or any of its Subsidiaries has any stock purchase right or stock option plan and no share of their capital stock are reserved for issuance upon exercise of such rights or options; no shares of capital stock of FL or any of its Subsidiaries are issued and held in its treasury.  Between December 31, 2008 and the date of this Agreement, neither FL nor any of its Subsidiaries have issued any securities (including derivative securities).

(b) Except as described in Section 3.3(a) of this Agreement, no capital stock of FL or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement.  There are, or at the Closing there will be, no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which FL or any of its Subsidiaries is a party, or by which FL or any of its Subsidiaries is bound, obligating FL or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FL or any of its Subsidiaries or obligating FL or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement.  There are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings to which FL or any of its Subsidiaries is a party or by which it or they are bound with respect to the shares of capital stock of FL or any of its Subsidiaries.  Except as set forth in Section 3.3(b) of the FL Disclosure Schedule, there are no rights or obligations, contingent or otherwise (including without limitation rights of first refusal in favor of FL or any of its Subsidiaries), of FL or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of FL or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.  There are no registration rights or other agreements or understandings to which FL or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of FL or any of its Subsidiaries.

(c) All outstanding shares of capital stock of FL and each of its Subsidiaries, are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the applicable law, its respective charter or bylaw documents or any agreement to which it is a party or otherwise bound; free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”).  None of the outstanding shares of capital stock of FL or any of its Subsidiaries have been issued in violation of any federal, state or foreign securities laws.  No material change in the capitalization of FL or any of its Subsidiaries has occurred since its inception.  All of the outstanding shares of capital stock of each of FL’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by FL or a Subsidiary of FL free and clear of all Liens.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of FL or any of its Subsidiaries.

3.4 Authority Relative to this Agreement.  FL has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by FL of this Agreement and each instrument required hereby to be executed and delivered at the Closing and the consummation by FL of the transactions contemplated hereby have, or will have been upon the Closing, duly and validly authorized by all necessary corporate action on its part.  This Agreement has been duly and validly executed and delivered by FL and, assuming the due authorization, execution and delivery of this Agreement by Convera and B2B, constitutes the legal, valid and binding obligation of FL, enforceable against FL in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  As of the date of this Agreement, the Board of Directors of FL has unanimously determined that it is fair to, advisable and in the best interests of their respective stockholders for them to enter into a business combination with B2B upon the terms and subject to the conditions of this Agreement, and FL’s stockholders have approved and adopted this Agreement and the Merger, and none of the aforesaid actions by FL’s Board of Directors and FL’s stockholders has been amended, rescinded or modified.

3.5 Anti-Takeover Statute Not Applicable.  No “business combination,” “price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware (each a “Takeover Statute”) is applicable to Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

3.6 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 3.6(a) of the FL Disclosure Schedule, neither FL nor any of its Subsidiaries has any agreements, contracts or commitments (including but not limited to end user license agreements) that (i) resulted in or will result in (A) payments by FL or its Subsidiaries during fiscal years 2007, 2008 or 2009 (up to the date of this Agreement) or (B) payments to FL or its Subsidiaries during the period beginning in fiscal year 2007 and ending as of the date of this Agreement, in either case in excess of $25,000; or (ii) which require the making of any charitable contribution in excess of $25,000;

(b) No purchase contracts or commitments of FL or any of its Subsidiaries continue for a period of more than ninety (90) days or are in excess of its normal, ordinary and usual requirements of the business;

(c) Except for agreements:  (i) for the purchase, sale, license, distribution, maintenance or support of products of FL or any of its Subsidiaries entered into in the ordinary course; (ii) under which FL or any of its Subsidiaries made or received payments of less than $25,000 during any 12 months period; or (iii) which do not provide for any term extension or expansion of the rights granted with respect to FL Intellectual Property as a result of the Merger, there are no contracts or agreements to which FL or any of its Subsidiaries is a party that (a) do not expire or that FL or any Subsidiary of FL may not terminate within one year after the date of this Agreement or (b) may be renewed at the option of any person other than FL or any of its Subsidiaries so as to expire more than one year after the date of this Agreement.

(d) Neither FL nor any of its Subsidiaries has any outstanding contract (i) with any officer, employee, agent, consultant, advisor, salesman or sales representative (other than the employment agreements in the ordinary course of business), or (ii) other than with respect to any reseller, distribution, OEM or end user license agreement for its products entered into in the ordinary course of business, with any distributor or dealer that is not cancelable by it on notice of 30 days or less and without material liability, penalty or premium;

(e) Neither FL nor any of its Subsidiaries is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it except for such defaults that would not reasonably be likely to have a Material Adverse Effect;

(f) Except as set forth in Section 3.6(f) of the FL Disclosure Schedule, neither FL nor any of its Subsidiaries has any employee to whom it is paying compensation at an annual rate of more than $100,000 for services rendered;

(g) Neither FL nor any of its Subsidiaries is restricted from carrying on its business in any material respect anywhere in the world by any material agreement under which it (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including without limitation resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business, (ii) is required to give favored pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customers or any class of customers, or (iii) has agreed to purchase a minimum amount of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(h) Neither FL nor any of its Subsidiaries has any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers or cancellation of services already prescribed and paid for by customers, except for such obligations or liabilities that would not reasonably be likely to have a Material Adverse Effect;

(i) Except as set forth in Section 3.6(i) of the FL Disclosure Schedule, neither FL nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

(j) All the indebtednesses, if any, from a shareholder of or otherwise an affiliate to FL or any of its Subsidiaries have been converted into equity of FL or any of its Subsidiaries, as the case may be, and each of FL and its Subsidiaries is free of such indebtedness;

(k) Except as set forth in Section 3.6(k) of the FL Disclosure Schedule, neither FL nor any of its Subsidiaries has any contract for capital expenditures in excess of $25,000, individually, or such contracts representing in excess of $100,000 in the aggregate;

(l) Neither FL nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business other than in connection with the UK Restructuring or the Second Restructuring;

(m) Neither FL nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(n) Neither FL nor any of its Subsidiaries has any outstanding loan to any person other than to FL or a wholly owned Subsidiary of FL;

(o) Neither FL nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products entered into in the ordinary course of business) or otherwise in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements;

(p) Neither FL nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring it to indemnify another party (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products entered into in the ordinary course of business) or containing any covenant not to bring legal action against any third party;

(q) FL has made available to Convera true, complete and correct copies of each contract listed in Section 3.6(a) of the FL Disclosure Schedule (collectively, the “FL Material Contracts”); and

(r) (i) Neither FL nor any of its Subsidiaries has materially breached, is in material default under, or has received written notice of any material breach of or material default under, any FL Material Contract and such breach or default remains uncured, (ii) to the knowledge FL, no other party to any FL Material Contract has materially breached or is in material default of any of its obligations thereunder which breach or default remains uncured, (iii) each FL Material Contract is in full force and effect and (iv) each FL Material Contract is a legal, valid and binding obligation of FL or any of its Subsidiaries and, to the knowledge of FL, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.7 No Conflict; Required Filings and Consents.

(a) The execution and delivery by FL of this Agreement do not, the execution and delivery by FL of any instrument required hereby to be executed and delivered by it at the Closing will not, and the performance of its agreements and obligations under this Agreement by FL will not, (i) conflict with or violate the FL Charter or FL By-Laws or any FL Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to FL or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair FL’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of FL or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FL or any of its Subsidiaries is a party or by which FL or any of its Subsidiaries or its or any of their respective properties is bound or affected, other than, in the case of (iii) above, such conflict, violation, breach, default, impairment, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have a Material Adverse Effect.

(b) The execution and delivery by FL of this Agreement do not, the execution and delivery by FL of any instrument required hereby to be executed and delivered by FL at the Closing will not, and the performance of agreements and obligations under this Agreement by FL will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) the filing of the Certificate of Merger or other documents as required by the DGCL, (ii) the consent as set forth in Section 3.7(b) of FL Disclosure Schedule and (iii) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

3.8 Compliance; Permits.

(a) FL and its Subsidiaries are and have been in compliance with and are not in default or violation of (and have not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to FL or any of its Subsidiaries or by which any of their respective properties is bound or affected, and FL is not aware of any such non-compliance, default or violation thereunder, where such non-compliance, default or violation would be reasonably expected to have a Material Adverse Effect.

(b) Each of FL and its Subsidiaries holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the respective business of FL and its Subsidiaries taken as a whole as currently conducted (collectively, the “FL Permits”) where the failure to hold such FL Permits would be reasonably be expected to have a Material Adverse Effect.  The FL Permits are in full force and effect and, to the best knowledge of FL, have not been violated in any material respect and no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the knowledge of FL, threatened, seeking the suspension, revocation or cancellation of any FL Permits.  No FL Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.9 Financial Statements.  Each of the unconsolidated financial statements of FL and its Subsidiaries (including, in each case, any related notes and schedules) provided by FL and audited by Hedley Dunk Limited, UK chartered accountants and registered auditors, complies in all material respects with all applicable accounting requirements and the published rules and regulations of the relevant government authorities in their jurisdictions of organization, and fairly presents the unconsolidated financial position of FL and its Subsidiaries as of the dates thereof and the unconsolidated results of its operations and cash flows for the periods indicated, except that any interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.  The unconsolidated balance sheets of FL and its Subsidiaries for the fiscal year ended December 31, 2008, as audited by Hedley Dunk Limited is referred to herein as the “FL Balance Sheet.”

3.10 Absence of Certain Changes or Events.  From the December 31, 2008 to the Closing, FL and its Subsidiaries (including all the UK Surviving Company and FL Subs after the transactions contemplated in or by the UK Restructuring and the Second Restructuring become effective) have and will have upon the Closing, conducted their business in the ordinary course consistent with past practice and, since such date, there has not occurred:  (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any amendments to or changes in the FL Charter, FL By-Laws or FL Subsidiary Documents; (iii) any damage to, destruction or loss of any asset of FL or any of its Subsidiaries (whether or not covered by insurance) that would reasonably be expected to have Material Adverse Effect; (iv) any sale or disposal of a material amount of assets (tangible or intangible) of FL or any of its Subsidiaries except as contemplated in or by the UK Restructuring or the Second Restructuring; or (v) any other action or event that would have required the consent of Convera and B2B pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

3.11 No Undisclosed Liabilities.

(a) Except as reflected in the FL Balance Sheet, neither FL nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which would be required by the generally accepted accounting principles of United States (“GAAP”) to be set forth on a consolidated balance sheet of FL and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since fiscal year 2008 in the ordinary course of business consistent with past practice, and (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect.

(b) Neither FL nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including without limitation any contract relating to any transaction, arrangement or relationship between or among FL or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving FL or any of its Subsidiaries in the FL Balance Sheet.

3.12 Absence of Litigation.  Except set forth in Section 3.12 of the FL Disclosure Schedule, there are no claims, actions, suits, proceedings or, to the knowledge of FL, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against FL or any of its Subsidiaries or any properties or assets of FL or of any of its Subsidiaries, (b) to the knowledge of FL, threatened against FL or any of its Subsidiaries, or any properties or assets of FL or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by FL or any of its Subsidiaries within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material, other than, in the case of (i) through (iii) above, such claims, actions, suits, proceedings, investigations, inquiries or subpoenas that would not be reasonably likely to have a Material Adverse Effect.  Neither FL nor any Subsidiary of FL is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

3.13 Employee Benefit Plans, Options and Employment Agreements

(a) Section 3.13(a) of the FL Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by FL or any of FL’s Subsidiaries or to which FL or any of FL’s Subsidiaries is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “FL Employee Plans”).  For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, employee pension plan or employee welfare benefit plan, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of an entity or any of its subsidiaries.

(b) With respect to each FL Employee Plan, FL has made available to Convera complete and accurate copies of such FL Employee Plan (or a written summary of any unwritten plan) together with all amendments and related documents.

(c) Each FL Employee Plan has been administered in all material respects in accordance with applicable laws and the regulations thereunder  and in accordance with its terms and each of the FL and FL’s Subsidiaries have in all material respects met their obligations with respect to each FL Employee Plan and have timely made all required contributions thereto.

(d) With respect to FL Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the applicable accounting rules and standards, on the financial statements of FL.  Neither FL or any of its Subsidiaries has any liability for benefits (contingent or otherwise) under any FL Employee Plan, except as set forth in FL Balance Sheet.  The assets of each FL Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No FL Employee Plan has assets that include securities issued by the FL or any of FL’s Subsidiaries.

(f) Each FL Employee Plan is amendable and terminable unilaterally by FL and any of FL’s Subsidiaries party thereto or covered thereby at any time without liability to FL or any of its Subsidiaries as a result thereof, and no FL Employee Plan or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits FL or any of FL’s Subsidiaries party thereto or covered thereby from amending or terminating any such FL Employee Plan, or in any way limits such action.

(g) There is no action, suit, proceeding, claim, arbitration, audit or, to the knowledge of FL, investigation pending or, to the knowledge of FL, threatened, with respect to any FL Employee Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in material liability to FL, to any of its Subsidiaries, or to such FL Employee Plan.  No FL Employee Plan is or, to the knowledge of Entities, within the last three calendar years has been, the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program, nor has FL or any of its Subsidiaries received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(h) Section 3.13(h) of the FL Disclosure Schedule contains (i) a true, complete and current list of all independent contractors, and (ii) a description of the services each independent contractor performs, and a copy of the agreement between each independent contractor and FL and its Subsidiaries.  To the knowledge of FL, after due inquiry of the appropriate individuals, each individual who has received compensation for the performance of services on behalf of FL or any of FL’s Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable law.

(i) Each FL Employee Plan maintained in and outside the United States is in compliance, and the books and records thereof are maintained in compliance, with all applicable laws, rules and regulations of the jurisdiction in which such FL Employee Plan is maintained.  Section 3.13(i) of the FL Disclosure Schedule lists each country in which FL or any of its affiliates has operations and the number of employees in each such country.

(j) Section 3.13(j) of the FL Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of FL or any of its Subsidiaries obligating FL or any of its Subsidiaries to make annual cash payments in an amount equal to or exceeding $100,000 on an annual basis or $25,000 in any one payment; (ii) all employees of FL or any of its Subsidiaries who have executed a non-competition agreement with FL or any of its Subsidiaries; (iii) all severance agreements, programs and policies of FL or any of its Subsidiaries with or relating to its employees, in each case with potential outstanding obligations equal to or exceeding $100,000 on an annual basis or $25,000 in any one payment, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of FL or any of its Subsidiaries with or relating to its employees which contain change in control provisions including any such plans or agreements providing for an increase in vesting of benefits by reason of the transactions contemplated by this Agreement.  True, complete and correct copies of each of the foregoing agreements to which any employee of FL or any of FL’s Subsidiaries is a party have been furnished to Convera.

(k) Section 3.13(k) of the FL Disclosure Schedule sets forth a true, complete and correct list of all agreements pursuant to which the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of FL or any Subsidiary of FL to severance pay, unemployment compensation or any other payment to which such employee or officer would not otherwise be or have been entitled, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

3.14 Labor Matters. (a) FL and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no controversies pending or, to the knowledge of FL, threatened, between FL or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies would reasonably be expected to have a Material Adverse Effect; (c) neither FL nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by FL or its Subsidiaries, nor does FL or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (d) there are no and neither FL nor any of its Subsidiaries has any knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, FL or any of its Subsidiaries.  To the knowledge of FL, no employee of FL or any of its Subsidiaries is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by FL or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by FL or any of its Subsidiaries or to the use of trade secrets or proprietary information of others or, in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to FL or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment.

3.15 Properties; Encumbrances.  Except as set forth in Section 3.15 of the FL Disclosure Schedule, each of FL and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease and all the properties and assets which are used for the business of FL or any of its Subsidiaries (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in FL Balance Sheet (except for personal property sold since the date of the FL Balance Sheet in the ordinary course of business consistent with past practice).  All properties and assets reflected in the FL Balance Sheet are free and clear of all Liens, except for Liens reflected on the FL Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto.  Section 3.15 of the FL Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by FL and the location of such premises.  Each of FL and each of its Subsidiaries is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 3.15 of the FL Disclosure Schedule.

3.16 Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including without limitation, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(b) FL and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them.  All Taxes due and owing by FL and its Subsidiaries have been timely paid.  There are no Tax Liens on any assets of FL or any Subsidiary thereof other than liens relating to Taxes not yet due and payable.  Neither FL nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the FL Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested).  All liabilities for Taxes attributable to the period commencing on the date following the date of the FL Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c) FL and each of its Subsidiaries have withheld with respect to its employees all Taxes required to be withheld by applicable law, and neither FL nor any of its Subsidiaries has been delinquent in the payment of any Tax.  Neither FL nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against FL or any of its Subsidiaries.  Neither FL nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of FL or any of its Subsidiaries.  Neither FL nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements.  Neither FL nor any of its Subsidiaries is liable for the Taxes of any person (other than those of FL and its Subsidiaries) by contract or otherwise.

(d) FL has made available to Convera (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by FL or any of its Subsidiaries with respect to the prior five (5) taxable years, and (ii) written schedules of (A) the taxable years of FL and each Subsidiary for which the statute of limitations with respect to income Taxes have not expired, (B) with respect to income Taxes of FL and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed, and (C) the foreign countries in which FL or any of its Subsidiaries is subject to income tax.

3.17 Intellectual Property.

(a) Section 3.17(a) of the FL Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications, including any utility models and similar patents, owned by FL or any of its Subsidiaries as of the date of this Agreement (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by FL or any of its Subsidiaries as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by FL or any of its Subsidiaries as of the date of this Agreement (collectively the “Registered FL Intellectual Property”).

(b) Immediately before the Closing, Company or one or more of its Subsidiaries will own, or will have a valid right to use, all of the Intellectual Property that is used in the business of FL and its Subsidiaries as currently conducted (the “FL Intellectual Property”).  The FL Intellectual Property is all the intellectual property that is used and useful in the business of FL or any of its Subsidiaries, and all the FL Intellectual Property is owned solely by FL or one of its Subsidiaries and will be solely owned by Company or one of its Subsidiaries at the Closing.

(c) The Registered FL Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the knowledge of FL, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of FL’s or any of its Subsidiaries’ business infringe or misappropriate any Intellectual Property owned by any third party (“Third Party Intellectual Property”), or challenging the ownership, validity, enforceability or registerability of any FL Intellectual Property.  Neither FL nor any of its Subsidiaries is, as a result of any suits, actions or similar legal proceedings, a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders which (i) materially restrict FL’s or any of its Subsidiaries’ rights to use any FL Intellectual Property, (ii) materially restrict FL or any of its Subsidiaries from conducting its business as currently conducted in order to avoid infringement of any Third Party Intellectual Property, or (iii) permit third parties to use any FL Intellectual Property.

(e) The conduct of the business of FL and its Subsidiaries as currently conducted does not infringe in any material respect upon any Third Party Intellectual Property.  To the knowledge of FL, no third party is misappropriating, infringing, diluting or violating any FL Intellectual Property that is material to the conduct of the business of FL and its Subsidiaries as currently conducted, and no intellectual property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by FL or any of its Subsidiaries which remain unresolved.

(f) FL and its Subsidiaries have taken reasonable measures to protect the proprietary nature of FL Intellectual Property that is material to the business of FL or any of its Subsidiaries as currently conducted.  To the knowledge of FL, there has been no disclosure to any third party by FL or any of its Subsidiaries of material confidential information or trade secrets of FL or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by FL or any of its Subsidiaries (each such product, a “FL Proprietary Product”) other than disclosures made pursuant to nondisclosure or confidentiality agreements entered into by FL or any of its Subsidiaries in the ordinary course of business.

(g) All employees of FL and its Subsidiaries who have made material contributions to the development of any FL Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any FL Proprietary Product) have signed confidentiality, non-competition (unless prohibited by applicable law) and assignment of proprietary rights agreements substantially in one of the forms attached to Section 3.17(g) of the FL Disclosure Schedule, or will make such assignment as of the Closing Date.  All consultants and independent contractors who have made material contributions to the development of any FL Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any FL Proprietary Product) have assigned to FL or one or more of its Subsidiaries (or a third party that previously conducted any business currently conducted by FL or one or more of its Subsidiaries and that has assigned its rights in such FL Proprietary Product to FL or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such FL Proprietary Product developed by them in the course of their work for FL or one or more of its Subsidiaries (or applicable third party) or will make such assignment as of the Closing Date.  Assignments of the patents and patent applications listed in Section 3.17(a) of the FL Disclosure Schedule to FL or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office or will be duly executed and filed with the United States Patent and Trademark Office as of the Closing Date.

(h) Neither FL nor any of its Subsidiaries has granted or is obligated to grant access to any of its source code (including without limitation in any such case any conditional right to access or under which FL or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code).

(i) None of the FL Proprietary Products contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring the payment of any fees or royalties (including but not limited to the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (“MPL”, BSD licenses, and any other similar “free software” or “open source” licenses), including but not limited to any such license under which FL or any of its Subsidiaries is obligated to make the source code for such FL Proprietary Product generally available to the public free of charge.

(j) Except as set forth in Section 3.17(j) of the FL Disclosure Schedule, neither FL nor any of its Subsidiaries has any obligation to pay any third party any royalties or other fees in excess of $25,000 in one payment or for any three-month period for the use of FL Intellectual Property or otherwise and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

(k) (i) Neither FL nor any of its Subsidiaries is in violation of any license, sublicense or other agreement or instrument related to the FL Intellectual Property to which FL or any of its Subsidiaries is a party or is otherwise bound; (ii) the consummation by FL of the transactions contemplated hereby will not result in any loss or impairment of ownership by FL or any of its Subsidiaries of, or the right of any of them to use (or result in any term extension or expansion of the rights granted to any third party in or to), any FL Intellectual Property that is material to the business FL or any of its Subsidiaries as currently conducted; (iii) the consummation by FL of the transactions contemplated hereby will not require the consent of any third party or any Governmental Entity, with respect to any such Intellectual Property.

(l) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patentable inventions, patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright; copyrights (including any registrations and applications for any of the foregoing); proprietary data and databases; mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

3.18 Insurance.  All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by FL or any of its Subsidiaries, provide adequate coverage for all normal risks incident to the business of FL and its Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.  Each such policy is in full force and effect and all premiums due thereon have been paid in full.  None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

3.19 Restrictions on Business.  Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon FL or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of FL or any of its Subsidiaries, acquisition of property by FL or any of its Subsidiaries or the conduct of business by FL or any of its Subsidiaries as currently conducted or as proposed to be conducted by FL or any of its Subsidiaries.

3.20 SEC Reports.  The information supplied or to be supplied by FL or any of its Subsidiaries for inclusion in the SEC Reports (as defined in Section 4.9(a)) and the information supplied or to be supplied by FL or any of its Subsidiaries for inclusion or incorporation by reference in the information statement or proxy materials which shall constitute the proxy statement (such information statement, proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) to be sent to the stockholders of Convera in connection with a meeting of stockholders of Convera (“Convera Stockholders’ Meeting”) to consider the Merger shall not at the time the SEC Reports are filed with the SEC or the Proxy Statement is sent to the stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  If at any time prior to Convera Stockholders’ Meeting, any event relating to FL, any of FL’s Subsidiaries or any of its respective affiliates, officers or directors should be discovered FL which should be set forth in an amendment to the SEC Reports or a supplement to the Proxy Statement, FL shall promptly inform Convera and B2B.  Notwithstanding the foregoing, FL make no representation or warranty with respect to any information supplied by Convera which is contained in any of the foregoing documents.

3.21 Interested Party Transactions.  Except as set forth in Section 3.21 of the FL Disclosure Schedule, no event relating to FL or any of its Subsidiaries has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

3.22 Change of Control Payments.  Except as set forth in Section 3.22 of the FL Disclosure Schedule, neither FL nor any of its Subsidiaries has any plans, programs or agreements to which FL or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of FL or any of its Subsidiaries.

3.23 No Existing Discussions.  Neither FL nor any of its Subsidiaries or affiliates is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the non-cash assets of FL or any of its Subsidiaries and affiliates, taken as a whole, or 50% or more of any class of equity securities of any of the above entities, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 50% or more of any class of equity securities of any of the above entities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the above entities, other than the transactions contemplated by this Agreement.

3.24 Firstlight Restructuring Documents.  At the time of execution of the documents to affect the UK Restructuring and the Second Restructuring, the Joinder Agreement and each instrument required thereby to be executed and delivered by FL, the UK Surviving Company and FL Subs at the closing of the transaction contemplated thereby (the “Firstlight Restructuring Documents”), each of FL, the UK Surviving Company and FL Subs will have all necessary corporate power and authority to execute and deliver the Firstlight Restructuring Documents and to perform their respective obligations hereunder and to consummate the transactions contemplated thereby.  Upon its execution and delivery, the execution and delivery by FL, the UK Surviving Company and the Firstlight Restructuring Documents and the consummation by them of the transactions contemplated thereby will have been duly and validly authorized by all necessary corporate action on the part of FL, the UK Surviving Company and FL Subs.  Upon their execution and delivery, the Firstlight Restructuring Documents will have been duly and validly executed and delivered by FL, the UK Surviving Company and FL Subs and execution and delivery of the Firstlight Restructuring Documents will constitute the legal, valid and binding obligation of FL, the UK Surviving Company and FL Subs, enforceable against FL, the UK Surviving Company and FL Subs in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF CONVERA AND B2B

Each of Convera and B2B jointly and severally represents and warrants to FL that, except as set forth in the written disclosure schedule prepared by Convera and B2B which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and was previously delivered to FL in connection herewith (the “Convera Disclosure Schedule”) (disclosure in any Section of the Convera Disclosure Schedule shall qualify only the corresponding Section in this Article IV) and the SEC Reports, as of the date of this Agreement and as of the Closing Date, except where another date is specified:

4.1 Organization and Qualification; Subsidiaries.  Convera and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it owns, leases or operates and the properties that are used in its business and to carry on its business as it is now being conducted or presently proposed to be conducted.  Convera and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.  A true, complete and correct list of all of Convera’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by Convera or another Subsidiary or affiliate, is set forth in Section 4.1 of the Convera Disclosure Schedule.  Except as set forth in the SEC Reports, neither B2B nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by B2B or any of its Subsidiaries and comprising less than one percent (1%) of the outstanding stock of such company.

4.2 Certificate of Incorporation and By-Laws.  Convera has heretofore made available to FL a true, complete and correct copy of Convera’s Certificate of Incorporation, as amended to date (the “Convera Charter”), and By-Laws, as amended to date (the “Convera By-Laws”), and has made available to FL true, complete and correct copies of the charter and By-Laws (or equivalent organizational documents), each as amended to date, of each of Convera’s Subsidiaries (the “Convera Subsidiary Documents”).  The Convera Charter, Convera By-Laws and the Subsidiary Documents are in full force and effect.  Convera is not in violation of any of the provisions of Convera Charter or Convera By-Laws and Convera’s Subsidiaries are not in violation of their respective Convera Subsidiary Documents.

4.3 Capitalization.

(a) The authorized capital stock of Convera consists of 100,000,000 shares of Class A common stock, par value $0.01 per share, 40,000,000 shares of Class B non-voting common stock, par value $0.01 per share, and 5,000,000 shares of cumulative convertible preferred stock, par value $0.01 per share.  As of the date hereof, 53,157,738 shares of Class A common stock are issued and outstanding, and no shares of Class B non-voting common stock or cumulative convertible preferred stock are issued or outstanding.  Other than as disclosed in the SEC Reports, Convera does not have any stock purchase right or stock option plan and 3,594,151  shares of Class A common stock are reserved for issuance upon exercise of such rights or options; 656,555 shares of Class A common stock are issued and held in the treasury of Convera.  Between December 31, 2008 and the date of this Agreement, neither Convera nor any of its Subsidiaries have issued any securities (including derivative securities).

(b) The authorized capital stock of B2B consists of 1,000 shares of B2B Common Stock.  As of the Closing Date, 1,000 shares of B2B Common Stock will be issued and outstanding unless otherwise mutually agreed by the parties in writing.  B2B does not have any stock purchase right or stock option plan and no share of B2B Common Stock are reserved for issuance upon exercise of such rights or options; no shares of B2B Common Stock are issued and held in the treasury of B2B.  Between December 31, 2008 and the date of this Agreement, B2B has not issued any securities (including derivative securities).

(c) Except as described in Sections 4.3(a) and 4.3(b) of this Agreement, no capital stock of Convera or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement.  At the Closing Date, there will be no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which Convera or any of its Subsidiaries is a party, or by which Convera or any of its Subsidiaries is bound, obligating Convera or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Convera or any of its Subsidiaries or obligating Convera or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement.  There are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings to which Convera or any of its Subsidiaries is a party or by which it or they are bound with respect to the shares of capital stock of Convera or any of its Subsidiaries.  Except as set forth in Section 4.3(c) of the Convera Disclosure Schedule, there are no rights or obligations, contingent or otherwise (including without limitation rights of first refusal in favor of Convera or any of its Subsidiaries), of Convera or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Convera or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.  There are no registration rights or other agreements or understandings to which Convera or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of Convera or any of its Subsidiaries.

(d) All outstanding shares of capital stock of Convera and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, Convera Charter, Convera By-Laws or any Convera Subsidiary Documents or any agreement to which Convera or any of its Subsidiaries is a party or otherwise bound.  None of the outstanding shares of capital stock of Convera or any of its Subsidiaries have been issued in violation of any federal or state securities laws.  Other than disclosed in the SEC Reports, no material change in capitalization of Convera or any of its Subsidiaries has occurred since its inception.  All of the outstanding shares of capital stock of each of Convera’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Convera or a Subsidiary of Convera free and clear of all Liens.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Convera or any of its Subsidiaries.

4.4 Authority Relative to this Agreement.  Subject only to the approval of Convera’s stockholders as described below, Convera and B2B have all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by Convera and B2B at the Closing and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Convera and B2B of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Convera and B2B and the consummation by Convera and B2B of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Convera and B2B, subject only to the approval of this Agreement and the Merger by Convera’s stockholders by the affirmative vote of the holders of a majority of outstanding shares of Convera’s common stock, par value $0.01 per share (“Convera Common Stock”) as required by the DGCL and Convera’s Amended and Restated Certificate of Incorporation.  This Agreement has been duly and validly executed and delivered by Convera and B2B and, assuming the due authorization, execution and delivery of this Agreement and the Joinder Agreement by FL, the UK Surviving Company and FL Subs, constitutes the legal, valid and binding obligation of Convera and B2B, enforceable against Convera and B2B in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  As of the date of this Agreement, the Board of Directors of Convera has unanimously determined that it is fair to, advisable and in the best interests of Convera’s stockholders for B2B to enter into a business combination with Merger Sub upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that Convera’s stockholders approve and adopt this Agreement and the Merger, and, unless notice thereof has been given to FL in the manner required by this Agreement, none of the aforesaid actions by Convera’s Board of Directors has been amended, rescinded or modified.

4.5 Anti-Takeover Statute Not Applicable.  No Takeover Statute is applicable to Convera, the shares of Convera’s Class A common stock, B2B, the shares of B2B Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

4.6 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 4.6(a) of the Convera Disclosure Schedule, neither Convera nor any of its Subsidiaries has any material agreements, contracts or commitments (including but not limited to end user license agreements) that are not disclosed in the SEC Reports;

(b) Except as set forth in Section 4.6 of the Convera Disclosure Schedule, no purchase contracts or commitments of Convera or any of its Subsidiaries continue for a period of more than ninety (90) days or are in excess of the normal, ordinary and usual requirements of its business;

(c) Except for agreements:  (i) for the purchase, sale, license, distribution, maintenance or support of the products of Convera or any of its Subsidiaries entered into in the ordinary course under which Convera or any of its Subsidiaries made or received payments of less than $25,000 during any 12 months period; or (ii) which do not provide for any term extension or expansion of the rights granted with respect to Convera Intellectual Property as a result of the Merger, there are no contracts or agreements to which Convera or any of its Subsidiaries  is a party that (a) do not expire or that Convera or any of its Subsidiaries may not terminate within one year after the date of this Agreement or (b) may be renewed at the option of any person other than Convera or any of its Subsidiaries so as to expire more than one year after the date of this Agreement.

(d) Neither Convera nor any of its Subsidiaries has any outstanding contract (i) with any officer, employee, agent, consultant, advisor, salesman or sales representative (other than employment agreement in the ordinary course of business or disclosed in SEC Reports), or (ii) other than with respect to any reseller, distribution, OEM or end user license agreement for the products of Convera or any of its Subsidiaries entered into in the ordinary course of business, with any distributor or dealer that is not cancelable by it on notice of 30 days or less and without material liability, penalty or premium;

(e) Except as disclosed in SEC Reports, neither Convera nor any of its Subsidiaries is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it except for such defaults that would not reasonably be likely to have a Material Adverse Effect;

(f) Except as disclosed in the SEC Reports and Section 4.6(f) of Convera Disclosure Schedule, neither Convera nor any of its Subsidiaries has any employee to whom it is paying compensation at an annual rate of more than $100,000 for services rendered;

(g) Neither Convera nor any of its Subsidiaries is restricted from carrying on its business in any material respect anywhere in the world by any material agreement under which Convera or any of its Subsidiaries (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including without limitation resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business, (ii) is required to give favored pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customers or any class of customers, or (iii) has agreed to purchase a minimum amount of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(h) Neither Convera nor any of its Subsidiaries has any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers, except for such obligations or liabilities that would not reasonably be likely to have a Material Adverse Effect;

(i) Except as disclosed in the SEC Reports, neither Convera nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

(j) Neither Convera nor any of its Subsidiaries has any contract for capital expenditures in excess of $25,000 individually, or such contracts representing in excess of $100,000 in the aggregate;

(k) At the Closing, neither Convera nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business other than the Convera Contribution Agreement;

(l) Neither Convera nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(m) Except as disclosed in the SEC Reports, neither Convera nor any of its Subsidiaries has any outstanding loan to any person other than to Convera or a wholly owned Subsidiary of Convera;

(n) Neither Convera nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products entered into in the ordinary course of business) or otherwise in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements;

(o) Neither Convera nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring Convera to indemnify another party (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products entered into in the ordinary course of business) or containing any covenant not to bring legal action against any third party;

(p) Convera has made available to FL true, complete and correct copies of each contract listed in Section 4.6(a) of the Convera Disclosure Schedule (together with the material contracts filed in the SEC Reports that relate to Section 4.6 of this Agreement and any material agreements, contracts or commitments (including but not limited to end user license agreements) that (i) resulted in or will result in (A) payments by Convera or its Subsidiaries during fiscal years 2007, 2008 or 2009 (up to the date of this Agreement) or (B) payments to Convera or any of its Subsidiaries during the period beginning fiscal year 2007 and ending as of the date of this Agreement, in either case in excess of $25,000 or (ii) which require the making of any charitable contribution in excess of $25,000, the “Convera Material Contracts”); and

(q) (i) Neither Convera nor any of its Subsidiaries has materially breached, is in material default under, or has received written notice of any material breach of or material default under, any Convera Material Contract and such breach or default remains uncured, (ii) to B2B’s knowledge, no other party to any Convera Material Contract has materially breached or is in material default of any of its obligations thereunder which breach or default remains uncured, (iii) each Convera Material Contract is in full force and effect and (iv) each Convera Material Contract is a legal, valid and binding obligation of Convera or any of its Subsidiaries and, to Convera’s or B2B’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.7 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Convera and B2B of this Agreement does not, the execution and delivery by Convera and B2B of any instrument required hereby to be executed and delivered by Convera and B2B at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Convera and B2B will not, (i) conflict with or violate the Convera Charter or Convera By-Laws or any Convera Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Convera or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Convera’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Convera or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Convera or any of its Subsidiaries is a party or by which Convera or any of its Subsidiaries or its or any of their respective properties is bound or affected, other than, in the case of (iii) above, such conflict, violation, breach, default, impairment, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have a Material Adverse Effect.

(b) The execution and delivery by Convera and B2B of this Agreement does not, the execution and delivery by Convera and B2B of any instrument required hereby to be executed and delivered by Convera and B2B at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Convera and B2B will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing by Convera of current reports on Forms 8-K (the “Forms 8-K”) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the filing by Convera of the Proxy Statement with the SEC under the Exchange Act, (ii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable federal and state securities laws or the laws of any foreign country, (iii) the filing of the Certificate of Merger or other documents as required by the DGCL and (iv) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

4.8 Compliance; Permits.

(a) Convera and its Subsidiaries are and have been in compliance with and are not in default or violation of (and have not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to Convera or any of its Subsidiaries or by which any of their respective properties is bound or affected, and Convera is not aware of any such non-compliance, default or violation thereunder, where such non-compliance, default or violation would reasonably be expected to have a Material Adverse Effect.

(b) Each of Convera and its Subsidiaries holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the respective business of B2B and its Subsidiaries taken as a whole as currently conducted (collectively, the “Convera Permits”), where the failure to hold the Convera Permits would be reasonably be expected to have a Material Adverse Effect.  The Convera Permits are in full force and effect and, to the best knowledge of Convera or B2B, have not been violated in any material respect and no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to Convera’s or B2B’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Convera Permits.  No Convera Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.9 SEC Filings; Financial Statements.

(a) Convera has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Convera with the SEC (collectively, the “SEC Reports”).  The SEC Reports, including all forms, reports and documents to be filed by Convera with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Convera with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were and will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present the consolidated financial position of Convera and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.  The audited balance sheet of Convera contained in the SEC Report on Form 10-K for the fiscal year ended January 31, 2009 is referred to herein as the “Convera Balance Sheet.”

4.10 Absence of Certain Changes or Events.  From the date of Convera Balance Sheet to the Closing, other than as reflected in the interim financial statements filed with the SEC for the interim periods subsequent to January 1, 2009, Convera and each of its Subsidiaries (including B2B after the date the transaction contemplated in the Convera Contribution Agreement becomes effective) have or will have conducted their business in the ordinary course consistent with past practice and, since such date, there has not occurred:  (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any amendments to or changes in its or any of its Subsidiaries’ charter or By-Laws; (iii) any damage to, destruction or loss of any asset of Convera or any of its Subsidiaries (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect; (iv) any sale or disposal of a material amount of assets (tangible or intangible) of Convera except as contemplated in or by the Convera Contribution Agreement; or (v) any other action or event that would have required the consent of FL pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

4.11 No Undisclosed Liabilities.

(a) Except as reflected in Convera Balance Sheet, neither Convera nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Convera and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since January 31, 2009 in the ordinary course of business consistent with past practice, and (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect.

(b) Neither Convera nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including without limitation any contract relating to any transaction, arrangement or relationship between or among Convera or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Convera or any of its Subsidiaries in Convera Balance Sheet.

4.12 Absence of Litigation.  Except as disclosed in the SEC Reports and Section 4.12 of the Convera Disclosure Schedule, there are no claims, actions, suits, proceedings or, to the knowledge of Convera or B2B, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Convera or any of its Subsidiaries or any properties or assets of Convera or of any of its Subsidiaries, (b) to the knowledge of Convera or B2B, threatened against Convera or any of its Subsidiaries, or any properties or assets of Convera or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by Convera or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material, other than, in the case of (i) through (iii) above, such claims, actions, suits, proceedings, investigations, inquiries or subpoenas that would not be reasonably likely to have a Material Adverse Effect.  Neither Convera nor any Subsidiary of Convera is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

4.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 4.13(a) of the Convera Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Convera or any of its Subsidiaries or to which Convera or any of Convera’s Subsidiaries is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Convera Employee Plans”).

(b) With respect to each Convera Employee Plan, Convera has made available to FL complete and accurate copies of such Convera Employee Plan (or a written summary of any unwritten plan) together with all amendments and related documents.

(c) Each Convera Employee Plan has been administered in all material respects in accordance with applicable laws and the regulations thereunder and in accordance with its terms and each of Convera and Convera’s Subsidiaries have in all material respects met their obligations with respect to each Convera Employee Plan and have timely made all required contributions thereto.

(d) With respect to Convera Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Convera Balance Sheet.  Convera and its Subsidiaries have no liability for benefits (contingent or otherwise) under any Convera Employee Plan, except as set forth in Convera Balance Sheet.  The assets of each Convera Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Convera Employee Plan has assets that include securities issued by Convera or any of Convera’s Subsidiaries.

(f) Each Convera Employee Plan is amendable and terminable unilaterally by Convera or any of Convera’s Subsidiaries party thereto or covered thereby at any time without liability to Convera or any of its Subsidiaries as a result thereof, and no Convera Employee Plan or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Convera or any of Convera’s Subsidiaries party thereto or covered thereby from amending or terminating any such Convera Employee Plan, or in any way limits such action.

(g) There is no action, suit, proceeding, claim, arbitration, audit or, to the knowledge of Convera or B2B, investigation pending or, to the knowledge of Convera or B2B, threatened, with respect to any Convera Employee Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in material liability to Convera or any of its Subsidiaries or to such Convera Employee Plan.  No Convera Employee Plan is or, to the knowledge of Convera or B2B, within the last three (3) calendar years has been, the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program, nor has Convera received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(h) Section 4.13(h) of the Convera Disclosure Schedule contains (i) a true, complete and current list of all independent contractors, and (ii) a description of the services each independent contractor performs, and a copy of the agreement between each independent contractor and Convera.  To the knowledge of Convera or B2B, after due inquiry of the appropriate individuals, each individual who has received compensation for the performance of services on behalf of Convera or any of Convera’s Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable law.

(i) Each Convera Employee Plan maintained in and outside the United States is in compliance, and the books and records thereof are maintained in compliance, with all applicable laws, rules and regulations of the jurisdiction in which such Convera Employee Plan is maintained.  Section 4.13(i) of the Convera Disclosure Schedule lists each country in which Convera or any of its Subsidiaries has operations and the number of employees in each such country.

(j) Section 4.13(j) of the Convera Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of Convera or any of its Subsidiaries obligating Convera or any of its Subsidiaries to make annual cash payments in an amount equal to or exceeding $100,000 on an annual basis or $25,000 in any one payment; (ii) all employees of Convera or any of its Subsidiaries who have executed a non-competition agreement with Convera or any of its Subsidiaries; (iii) all severance agreements, programs and policies of Convera or any of its Subsidiaries with or relating to its employees, in each case with potential outstanding obligations equal to or exceeding $100,000 on an annual basis or $25,000 in any one payment, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of Convera or any of its Subsidiaries with or relating to its employees which contain change in control provisions including any such plans or agreements providing for an increase in vesting of benefits by reason of the transactions contemplated by this Agreement.  True, complete and correct copies of each of the foregoing agreements to which any employee of Convera and any of its Subsidiaries is a party have been furnished to FL.

(k) Section 4.13(k) of the Convera Disclosure Schedule sets forth a true, complete and correct list of all agreements pursuant to which the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of Convera or any Subsidiary of Convera to severance pay, unemployment compensation or any other payment to which such employee or officer would not otherwise be or have been entitled, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

4.14 Labor Matters.  (a) Convera and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no controversies pending or, to the knowledge of either Convera or B2B, threatened, between Convera or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies would reasonably be expected to have a Material Adverse Effect; (c) neither Convera nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Convera or its Subsidiaries, nor does Convera or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (d) there are no and neither Convera nor any of its Subsidiaries has any knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, Convera or any of its Subsidiaries.  To the knowledge of Convera, no employee of Convera or any of its Subsidiaries is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Convera or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Convera or any of its Subsidiaries or to the use of trade secrets or proprietary information of others or, in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Convera or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Convera.

4.15 Properties; Encumbrances.  Except as set forth in Section 4.15(a) of the Convera Disclosure Schedule, each of Convera and its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease and all the properties and assets which are used or useful for the business of Convera or any of its Subsidiaries (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in Convera Balance Sheet (except for personal property sold since the date of Convera Balance Sheet in the ordinary course of business consistent with past practice).  All properties and assets reflected in Convera Balance Sheet are free and clear of all Liens, except for Liens reflected on Convera Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto.  Section 4.15(b) of the Convera Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by Convera and the location of such premises.  Each of Convera and its Subsidiaries is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 4.15(b) of the Convera Disclosure Schedule.

4.16 Taxes.

(a) Convera and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them.  All Taxes due and owing by Convera and its Subsidiaries have been timely paid.  There are no Tax Liens on any assets of Convera or any Subsidiary thereof other than liens relating to Taxes not yet due and payable.  Except as set forth in Section 4.16 of the Convera Disclosure Schedule, neither Convera nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in Convera Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested).  All liabilities for Taxes attributable to the period commencing on the date following the date of Convera Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(b) Convera and each of its Subsidiaries have withheld with respect to its employees all Taxes required to be withheld by applicable law, and neither Convera nor any of its Subsidiaries has been delinquent in the payment of any Tax.  Neither Convera nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against Convera or any of its Subsidiaries.  Neither Convera nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of Convera or any of its Subsidiaries.  Neither Convera nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements.  Neither Convera nor any of its Subsidiaries is liable for the Taxes of any person (other than those of Convera and its Subsidiaries) by contract or otherwise.

(c) Convera has made available to FL (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Convera or any of its Subsidiaries with respect to the prior five (5) taxable years, and (ii) written schedules of (A) the taxable years of Convera and each Subsidiary for which the statute of limitations with respect to income Taxes have not expired, (B) with respect to income Taxes of Convera and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed, and (F) the foreign countries in which Convera or its Subsidiaries is subject to income tax.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Convera Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications, including any utility models and similar patents, owned by Convera or any of its Subsidiaries as of the date of this Agreement (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by Convera or any of its Subsidiaries as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by Convera or any of its Subsidiaries as of the date of this Agreement (collectively the “Registered Convera Intellectual Property”).

(b) Immediately before the Closing, B2B or one or more of its Subsidiaries owns, or has a valid right to use, all of the Intellectual Property that is used in the business of Convera and its Subsidiaries as currently conducted (the “Convera Intellectual Property”).  The Convera Intellectual Property is all the intellectual property used in the business of Convera or any of its Subsidiaries, and all of the Convera Intellectual Property is owned solely by Convera or one of its Subsidiaries and, except as otherwise specified on Section 4.17(b) of the Convera Disclosure Schedule, will be solely owned by B2B or one of its Subsidiaries at the Closing.

(c) The Registered Convera Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) Except as disclosed in the SEC Reports, there is no pending or, to Convera’s and B2B’s knowledge, threatened (and at no time within the three years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of Convera’s or any of their Subsidiaries’ business infringe or misappropriate any Intellectual Property owned by any third party (“Third Party Intellectual Property”), or challenging the ownership, validity, enforceability or registerability of any Convera Intellectual Property.  Neither Convera nor any of its Subsidiaries is, as a result of any suits, actions or similar legal proceedings, a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders which (i) materially restrict Convera’s or any of its Subsidiaries’ rights to use any Convera Intellectual Property, (ii) materially restrict Convera or any of its Subsidiaries from conducting its business as currently conducted in order to avoid infringement of any Third Party Intellectual Property, or (iii) permit third parties to use any Convera Intellectual Property.

(e) The conduct of the business of Convera and any of their Subsidiaries as currently conducted does not infringe in any material respect upon any Third Party Intellectual Property.  To Convera’s and B2B’s knowledge, no third party is misappropriating, infringing, diluting or violating any Convera Intellectual Property that is material to the conduct of the business of Convera and its Subsidiaries as currently conducted, and no intellectual property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by Convera or any of its Subsidiaries which remain unresolved.

(f) Convera and its Subsidiaries have taken reasonable measures to protect the proprietary nature of Convera Intellectual Property that is material to the business of Convera or any of its Subsidiaries as currently conducted.  To Convera’s and B2B’s knowledge, there has been no disclosure to any third party by Convera or any of its Subsidiaries of material confidential information or trade secrets of Convera, B2B or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by Convera or any of its Subsidiaries (each such product, a “Convera Proprietary Product”) other than disclosures made pursuant to nondisclosure or confidentiality agreements entered into by Convera or any of its Subsidiaries in the ordinary course of business.

(g) All employees of Convera and its Subsidiaries who have made material contributions to the development of any Convera Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Convera Proprietary Product) have signed confidentiality, non-competition (unless prohibited by applicable law) and assignment of proprietary rights agreements substantially in one of the forms attached to Section 4.17(g) of the Convera Disclosure Schedule, or will make such assignment prior to Closing.  All consultants and independent contractors who have made material contributions to the development of any Convera Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Convera Proprietary Product) have assigned to Convera or one or more of its Subsidiaries (or a third party that previously conducted any business currently conducted by Convera or one or more of its Subsidiaries and that has assigned its rights in such Convera Proprietary Product to Convera or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Convera Proprietary Product developed by them in the course of their work for Convera or one or more of its Subsidiaries (or applicable third party) or will make such assignment prior to Closing.  Assignments of the patents and patent applications listed in Section 4.17(a) of the Convera Disclosure Schedule to Convera or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office or will be duly executed and filed with the United States Patent and Trademark Office prior to the Closing Date.

(h) Neither Convera nor any of its Subsidiaries has granted or is obligated to grant access to any of its source code (including without limitation in any such case any conditional right to access or under which Convera or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code).

(i) None of the Convera Proprietary Products contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring the payment of any fees or royalties (including but not limited to the GPL, LGPL, MPL, BSD licenses, and any other similar “free software” or “open source” licenses), including but not limited to any such license under which Convera or any of its Subsidiaries is obligated to make the source code for such Convera Proprietary Product generally available to the public free of charge.

(j) Except as disclosed in the SEC Reports, neither Convera nor any of its Subsidiaries have any obligation to pay any third party any royalties or other fees in the excess of $25,000 in one payment or for any three-month period for the use of Convera Intellectual Property or otherwise and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

(k) (i) Neither Convera nor any of its Subsidiaries is in violation of any license, sublicense or other agreement or instrument related to Convera Intellectual Property to which Convera, Convera or any of their Subsidiaries is a party or is otherwise bound; (ii) the consummation by Convera and B2B of the transactions contemplated hereby will not result in any loss or impairment of ownership by Convera or any of its Subsidiaries of, or the right of any of them to use (or result in any term extension or expansion of the rights granted to any third party in or to), any Convera Intellectual Property that is material to the business of Convera and its Subsidiaries as currently conducted; (iii) the consummation by Convera and B2B of the transactions contemplated hereby will not require the consent of any third party or any Governmental Entity, with respect to any such Intellectual Property.

4.18 Insurance.  All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Convera or any of its Subsidiaries, provide adequate coverage for all normal risks incident to the business of Convera and its Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.  Each such policy is in full force and effect and all premiums due thereon have been paid in full.  None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

4.19 Restrictions on Business.  Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Convera or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Convera or any of its Subsidiaries, acquisition of property by Convera or any of its Subsidiaries or the conduct of business by Convera or any of its Subsidiaries as currently conducted or as proposed to be conducted by Convera.

4.20 Interested Party Transactions.  Except as disclosed the SEC Reports, no event has occurred in the three-year period prior to the date of this Agreement that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

4.21 Change of Control Payments.  Except as disclosed in the SEC Reports, neither Convera nor any of its Subsidiaries has any plans, programs or agreements to which Convera or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of Convera or any of its Subsidiaries.

4.22 No Existing Discussions.  Neither Convera nor B2B is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.2(a)) or any other substantially similar proposal.

4.23 Convera Contribution Agreement.  At the time of the execution of the Convera Contribution Agreement, Convera and B2B will have all necessary corporate power and authority to execute and deliver the Convera Contribution Agreement and each instrument required thereby to be executed and delivered by Convera and B2B at the closing of the transaction contemplated thereby and to perform their respective obligations hereunder and to consummate the transactions contemplated thereby.  Upon its execution and delivery, the execution and delivery by Convera and B2B of the Convera Contribution Agreement and each instrument required thereby to be executed and delivered at the Closing by Convera and B2B and the consummation by Convera and B2B of the transactions contemplated thereby will have been duly and validly authorized by all necessary corporate action on the part of Convera and B2B.  Upon its execution and delivery, the Convera Contribution Agreement will have been duly and validly executed and delivered by Convera and B2B and execution and delivery of the Convera Contribution Agreement will constitute the legal, valid and binding obligation of Convera and B2B, enforceable against Convera and B2B in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

ARTICLE V.

CONDUCT OF BUSINESS

5.1 Conduct of Business Pending the Merger.  Each party covenants and agrees that, except for the transactions contemplated in or by this Agreement, the Convera Contribution Agreement, the Merger Proxy, and the UK Restructuring and the Second Restructuring, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the other parties shall otherwise agree in writing, it shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and such party and its Subsidiaries shall not take any action except in, and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and each party and its Subsidiaries shall use reasonable best efforts to preserve substantially intact the business organization of such party and its Subsidiaries, to keep available the services of the current officers, employees and consultants of such party and its Subsidiaries and to preserve the present relationships of such party and its Subsidiaries with customers, suppliers and other persons with which such party or any of its Subsidiaries has significant business relations.  The parties agree that the individuals identified in Section 5.1(a) of the FL Disclosure Schedule and Section 5.1(a) of the Convera Disclosure Schedule shall be authorized to provide the agreement of such respective party to the various acts of such party contemplated by this Section 5.1 during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time.  By way of amplification and not limitation, (a) except as contemplated in or by this Agreement, the Convera Contribution Agreement, the Merger Proxy and the UK Restructuring and the Second Restructuring, and (b) as set forth in Section 5.1(b) of the FL Disclosure Schedule and Section 5.1(b) of the Convera Disclosure Schedule, each not shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the other parties:

(a) amend or otherwise change such party’s charter, By-Laws or the charter or bylaws of its Subsidiaries;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in such party or any of its Subsidiaries or affiliates;

(c) sell, pledge, dispose of or encumber any assets of such party or any of its Subsidiaries (other than (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, not to exceed $25,000 in the aggregate, (ii) dispositions of obsolete or worthless assets or (iii) sales of immaterial assets not in excess of $25,000); provided that for the avoidance of doubt the foregoing shall not apply to sales of the products or services of such party or any of its Subsidiaries in the ordinary course;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of such party may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend (including without limitation with respect to any rights in or to any intellectual property of any person) in any material respect or waive (including without limitation with respect to any rights in or to any intellectual property of any person) any material right under any contract or agreement of any type referred to in Sections 3.6 and 4.6 hereof (other than any agreement for the purchase, sale, license, distribution, maintenance or support of the products of such party or its Subsidiaries or the provision of consulting services related thereto entered into in the ordinary course of such party ’s business), any joint venture or development or marketing agreement with any of the entities listed in Section 5.1(e)(iii) of the FL Disclosure Schedule and Section 5.1(e)(iii) of the Convera Disclosure Schedule, or any contract or agreement not entered into in the ordinary course of business consistent with past practices, or enter into, renew, amend or terminate any lease relating to real property, or open or close any facility; (iv) adopt or implement any stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are in excess of $25,000 for any individual expenditure or purchase or in excess of $100,000 in the aggregate for all such expenditures or purchases for such party and its Subsidiaries taken as a whole; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to such party or any of its Subsidiary; (vii) pledge or otherwise encumber shares of capital stock of such party or any of its Subsidiary; (viii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon; or (ix) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

(f) increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of such party or any of its Subsidiaries (other than the granting of severance pay in connection with the involuntary termination of any non-officer or non-director employee of such party or any of its Subsidiaries, other than any individual identified in Section 5.1(f) of the FL Disclosure Schedule and Section 5.1(f) of the Convera Disclosure Schedule, in an amount consistent with its written practices or in connection with agreements that were in effect prior to the date of this Agreement and are listed in Section 5.1(f) of the FL Disclosure Schedule and Section 5.1(f) of the Convera Disclosure Schedule, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of such party or any of its Subsidiaries, pay any discretionary bonuses to any officer of such party, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the FL Disclosure Schedule and Section 4.13 of the Convera Disclosure Schedule;

(g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate; or fail to pay any Taxes when due;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in an amount that does not exceed $25,000 for any single claim, liability or obligation, or $50,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the FL Balance Sheet or Convera Balance Sheet or incurred in the ordinary course of business and consistent with past practice;

(j) fail to pay accounts payable and other obligations in the ordinary course of business;

(k) accelerate the collection of receivables or modify the payment terms of any receivables;

(l) sell, securitize, factor or otherwise transfer any accounts receivable;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Convera, FL or any of their respective Subsidiaries or successors (other than the Merger and the restructuring transactions contemplated in the UK Restructuring and the Second Restructuring and the Convera Contribution Agreement);

(n) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (n) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause them not to perform its covenants hereunder, in each case, such that the conditions set forth in Sections 7.2 or 7.3, as the case may be, would not be satisfied.

5.2 Cooperation.  Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (a) each party shall confer on a regular basis with one or more representatives of the other parties to report operational matters that are material and the general status of ongoing operations and (b) each party shall promptly provide the other parties or their counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

5.3 Employee Stock Option Plan.  Employees of FL, B2B, Convera and their respective Subsidiaries who continue in the employ of Company or any Subsidiaries of Company after the Effective Time shall be eligible for participation in Company’s employee stock option Plan established from time to time in accordance with the terms, provisions and policies thereof.

5.4 Additional Employee Agreements.  Prior to the Effective Time, Company shall (i) enter into an employment agreement with key employees of Convera and its Subsidiaries set forth on Schedule 5.4(a) hereto (“Convera Key Employees”) and key employees of FL and its Subsidiaries set forth on Schedule 5.4(b) (“FL Key Employees”), and (ii) reach employment arrangements with other employees of Convera (and its Subsidiaries’) and FL (and its Subsidiaries); with such terms and conditions to be agreed upon by the parties prior to the Closing, such agreements and arrangements to be effective at the Effective Time.

5.5 Merger Proxy.

(a)           As promptly as reasonably practicable following the date of this Agreement, Convera shall prepare and file with the SEC the Proxy Statement seeking Convera stockholders’ approval of the Merger (the “Merger Proxy”).  The Merger Proxy shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b)           Convera shall, as promptly as practicable following the receipt thereof, provide B2B and FL copies of any written comments and advise them of any oral comments, with respect to the Merger Proxy received from the SEC.

(c)           Convera shall use its reasonable best efforts to ensure the Merger Proxy to be mailed to Convera’s stockholders following clearance by the SEC.

5.6 SEC Information.  Following the Effective Time, Company and its subsidiaries shall at their own cost, timely prepare and provide Convera with all information, forms, reports, exhibits and other documents required or needed by Convera (the “SEC Information”) so that Convera can timely file or furnish all the reports and documents with the SEC and Convera’s stockholders.  Company and its Subsidiaries shall prepare such SEC Information if applicable in all material respects in accordance with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations thereunder.  Company and its Subsidiaries shall ensure that the SEC Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Information or necessary in order to make the statements in such SEC Information, in light of the circumstances under which they were and will be made, not misleading.  Company and its Subsidiaries shall ensure that each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the SEC Information comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with the generally accepted accounting principles (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

5.7 Stockholders’ Approval.  Convera shall duly call and hold a Convera Stockholders’ Meeting as promptly as reasonably practicable in accordance with applicable law following the date the Merger Proxy is cleared by the SEC for the purpose of voting upon the matters that are subject to Convera stockholders’ approval.  In connection with the Convera Stockholders’ Meeting and the transactions contemplated hereby, Convera shall (i) subject to applicable law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Convera stockholders’ approval, and (ii) otherwise comply with all legal requirements applicable to the Convera Stockholders’ Meeting.

5.8 Capitalization of Company.  FL shall cause Company to have sufficient authorized but unissued shares for the new issuance in connection with the share conversion under Section 2.1 hereof prior to the Closing, and to have the same number of issued and outstanding common stock as B2B prior to the share conversion set forth in Section 2.1 hereof unless otherwise mutually agreed upon by the parties in writing.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Access to Information; Confidentiality.  Each party shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other parties’ officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents) and its properties, plants and personnel; provided that no investigation by a party pursuant to this Section 6.1 shall affect any representations, warranties covenants or agreements of the parties (or remedies with respect thereto) or any matter set forth in the FL Disclosure Schedule and Convera Disclosure Schedule or the conditions to the obligations of the parties under this Agreement.  Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of the Confidential Agreement among the parties (the “Confidentiality Agreement”).

6.2 No Solicitation.

(a) Neither any party nor any of its Subsidiaries and affiliates shall, directly or indirectly, through any officer, director, employee, representative or agent of it or any of its Subsidiaries (and it shall cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date of the Convera Stockholders’ Meeting (the “Applicable Period”), the Board of Directors of Convera determines in good faith, after receiving the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to its respective stockholders under applicable law, Convera and B2B may, in response to a Superior Proposal (as defined in Section 6.2(b)) which was not solicited by it and which did not otherwise result from a breach of this Section 6.2(a), and subject to providing prior written notice of its decision to take such action to the other parties (a “Section 6.2 Notice”) and compliance with Section 6.2(c), (x) furnish information with respect to Convera and its Subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to it (including with respect to standstill and other provisions) than the Confidentiality Agreement and permitting the disclosure contemplated by this Section 6.2 and (y) participate in discussions or negotiations regarding such Superior Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the non-cash assets of Convera and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of Convera or any of its Subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 50% or more of any class of equity securities of Convera or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Convera or any of its Subsidiaries, other than the transactions contemplated by this Agreement and as currently planned by Convera.

(b) Convera shall ensure that neither the Board of Directors of Convera nor any committee thereof shall:

(i) except as set forth in this Section 6.2, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to each other, the approval or recommendation by such party’s Board of Directors or any such committee of this Agreement or the Merger;

(ii) cause or permit such party to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in and consistent with the provisions of Section 6.2(a)); or

(iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal other than the Merger.

Notwithstanding the foregoing, the Board of Directors of Convera may, in response to a Superior Proposal that did not result from a breach by Convera of this Section 6.2, withdraw or modify the recommendation by its Board of Directors or any committee thereof of this Agreement and the Merger, if the Board of Directors determines in good faith, after receiving the written advice of independent outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations to its stockholders under applicable law, but only at a time that is prior to the adoption of this Agreement at the Convera Stockholders’ Meeting.  Nothing in this Section 6.2 shall be deemed to (A) permit a party to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.2(b) other than in connection with a termination of this Agreement in accordance with Section 8.1(e), or (B) affect any other obligation of the party under this Agreement or (C) limit a party’s obligation to call, give notice of, convene and hold the Convera Stockholders’ Meeting, regardless of whether Convera’s Board of Directors has withdrawn or modified its recommendation of this Agreement and the Merger.  For purposes of this Agreement, a “Superior Proposal” means any bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Convera Common Stock, as the case may be, then outstanding or all or substantially all the assets of Convera and its Subsidiaries taken together as a whole and otherwise on terms which the Board of Directors of Convera determines in its good faith judgment (after receiving written advice of an independent financial advisor of nationally recognized reputation), taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by FL to amend the terms of this Agreement) to be more favorable to Convera’s stockholders than the Merger, to have a reasonable likelihood of closing, and for which financing, to the extent required, is then committed by a nationally recognized financial institution.

(c) Nothing contained in this Section 6.2 shall prohibit Convera from taking any action or disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Convera’s stockholders if, in the good faith judgment of the Board of Directors of Convera, after receiving the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that except as specifically permitted in this Section 6.2 or in connection with the termination of this Agreement by the party pursuant to Section 8.1(e), neither any party nor its Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal.

6.3 Legal Conditions to Merger.  FL and, subject to Section 6.2, Convera and B2B will use all reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include, without limitation, furnishing all information required in connection with approvals of or filings with any other Governmental Entity and stock exchange) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.  Each party will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by such party or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.  Notwithstanding the foregoing, no party shall be required to sell or dispose of or hold separately (through a trust or otherwise) any material assets or businesses of such party, its affiliates or Subsidiaries, or make any other material change in any portion of its business or incur any other material limitation on its conduct of its business to obtain such authorizations, approvals, consents and waivers.

6.4 Public Announcements.  Each party shall consult with the other parties before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by law or the rules and regulations of the applicable stock exchange if it has used all reasonable efforts to consult with the other party prior thereto.

6.5 Consents.  Each party shall use all reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its and its Subsidiaries’ material agreements, contracts, licenses or leases in connection with the Merger, including without limitation each of the consents listed in Section 6.5 of the FL Disclosure Schedule and Section 6.5 of the Convera Disclosure Schedule or required to prevent the occurrence of an event that could reasonably be expected to have a Material Adverse Effect on such party prior to the Effective Time or after the Effective Time.  In the event that a consent, waiver or approval is not obtained by a party, such party shall use its reasonably best efforts preserve all rights of, and benefits to, Company under the relevant contract, license or lease so that Company will obtain the benefit of the bargain as if it is a party to such contract, license or lease.  FL shall solicit Convera’s stockholders for approval of the transactions contemplated by or in this Agreement.

6.6 Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.7 Notification of Certain Matters.  Each party shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of a party, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  In addition, each party shall give prompt notice to the other parties of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on such party or materially affect the ability for the conditions set forth in Article VII to be satisfied.  Notwithstanding the above, the delivery of any notice pursuant to this Section 6.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.8           Audit of FL Financial Statements.  FL shall cause the financial statements of FL and its Subsidiaries for the fiscal years of 2007 and 2008 to be audited by a public accounting firm registered with Public Company Accounting Oversight Board and qualified to audit public company financial statements according to SEC rules and regulations (the “Audited FL Financial Statements”) as promptly as possible, each of the Audited FL Financial Statements (including, in each case, any related notes and schedules) of FL and any of its Subsidiaries shall comply in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, shall prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presents the consolidated financial position of FL and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

6.9           Sufficient Reserve.  Convera shall hold as cash reserves of no less than an aggregate amount of $3,000,000 for a period of six months following the Closing.

6.10           Distribution to Convera Stockholders.  Convera shall not distribute Company Common Stock or any other interests of Company held by Convera or any of its affiliates to any of Convera’s stockholders prior to April 30, 2010; thereafter, Convera may distribute Company Common Stock or any other interest of the Company by Convera or any of its affiliates to any of Convera’s stockholders at any time so far as a written notice of such distribution is delivered to Company no later than forty-five (45) days prior to such distribution.  Upon the receipt of such notice, Company shall use its bests efforts to prepare and file, at Company’s own cost, a registration statement on Form 10 with the SEC prior to the date of such distribution, registering Company Common Stock under the Exchange Act and to cause such Company Common Stock to be listed on NASDAQ Stock Market or such other exchange approved by Convera.

6.11           Tax Treatment.  The parties hereto intend for the Merger to be treated for U.S. federal income tax purposes as a taxable transfer of assets by B2B to Merger Sub in a transaction not qualifying under Section 368 of the Code, followed by a liquidation of B2B into Convera (or a subsidiary of Convera), with Convera (or such subsidiary) retaining the tax attributes of B2B and the Convera affiliated group (including any net operating loss carryovers).  The parties shall report, act and file all Tax Returns consistent with the foregoing treatment and shall not take any action or position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment, unless required to do so by applicable law.

ARTICLE VII.

CONDITIONS TO THE MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Convera Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Convera;

(b) Government Approvals.  Any requirements of other jurisdictions applicable to the consummation of the Merger shall have been satisfied, unless the failure of such requirements to be satisfied would not reasonably be expected to result in a Material Adverse Effect on any party;

(c) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(d) Governmental Actions.  There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in either case, that result in a Material Adverse Effect on any party.

7.2 Additional Conditions to Obligations of Convera and B2B.  The obligations of Convera and B2B to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties.  Disregarding all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained herein, each of the representations and warranties of FL (and the UK Surviving Company and FL Subs upon their execution and delivery of the Joinder Agreement) contained in this Agreement shall be true, complete and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a different date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement and breaches or inaccuracies of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect; and Convera shall have received a certificate signed on behalf of FL, the UK Surviving Company and FL Subs by their respective chief executive officer and chief financial officer to such effect;

(b) Agreements and Covenants.  FL (and the UK Surviving Company and FL Subs upon their execution and delivery of the Joinder Agreement) shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it; and Convera shall have received a certificate signed by the respective chief executive officer and the chief financial officer of FL, the UK Surviving Company and FL Subs to such effect;

(c) Consents Obtained.  All consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers required to be obtained, and all filings required to be made, by FL (and the UK Surviving Company and FL Subs upon their execution and delivery of the Joinder Agreement) for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by it (them) except where the failure to obtain such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers or to make such filings, in the aggregate shall not be or have a Material Adverse Effect;

(d) Fairness Opinion.  Convera shall have received a written fairness opinion as to the fairness of the transaction contemplated in this Agreement to the stockholders of Convera from a financial point of view, and such fairness opinion shall not have been revoked or rescinded;

(e) Employment Agreements.  Each of FL Key Employees shall have executed and delivered an employment agreement with Company or one of its Subsidiaries.

(f)           No Material Adverse Effect.  Immediately prior to the Closing, there is no fact, event or circumstances that individually or taken together with all other facts, events and circumstances known to Convera or B2B, has had or reasonably could be expected to have a Material Adverse Effect on FL and its Subsidiaries taken together as a whole;

(g)           Audited FL Financial Statements.  The Audited FL Financial Statements do not reflect any material negative differences from the unaudited unconsolidated financial statements of FL and its Subsidiaries delivered to Convera prior to the execution of this Agreement unless such differences are solely resulted from (1) GAAP adjustments, (2) conversion to accrual basis or (3) the consolidation, of such financial statements; and

(h)           FL Restructuring.  The UK Restructuring and the Second Restructuring have each closed.

7.3 Additional Conditions to Obligation of FL.  The obligation of FL (and the UK Surviving Company and FL Subs upon their execution and delivery of the Joinder Agreement)  to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties.  Disregarding all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained herein, each of the representations and warranties of Convera and B2B contained in this Agreement shall be true, complete and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a different date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement and breaches or inaccuracies of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect; and FL shall have received a certificate signed on behalf of each of Convera and B2B by their respective chief executive officer and chief financial officer to such effect;

(b) Agreements and Covenants.  Convera and B2B shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and FL shall have received a certificate signed by their respective chief executive officer and the chief financial officer to such effect;

(c) Consents Obtained.  All consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers required to be obtained, and all filings required to be made, by Convera and/or B2B, as the case may be, for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Convera and/or B2B, as the case may be, except where the failure to obtain such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers or to make such filings, in the aggregate shall not be or have a Material Adverse Effect;

(d) Employment Agreements.  Each of Convera Key Employees shall have executed and delivered an employment agreement with Company or one of its Subsidiaries and each of Convera’s employees shall have executed and delivered to Convera a valid and binding general release, which shall release Convera of all liabilities and claims;

(e) Video Patent License.  Prior to or at the Closing, Convera has granted a royalty-free, non-exclusive use license to B2B assignable to Company for the video patents specified in Schedule 7.3(e) so far as such license will not create an encumbrance or restriction that may be reasonably expected to materially reduce the value of such patents to Convera;

(f) Tax Clearance.  Favorable tax clearance confirming that no tax will be levied on Mr. Colin Jeavons or Mr. Keith Young in connection with the UK Restructuring and Second Restructuring from Her Majesty’s Revenue and Customs has been obtained by the shareholders of Global News Net Ltd.;

(g) No Material Adverse Effect.  Immediately prior to the Closing, there is no fact, event or circumstances that individually or taken together with all other facts, events and circumstances known to FL, has had or reasonably could be expected to have a Material Adverse Effect on Convera and its Subsidiaries taken together as a whole; and

(h) Convera Restructuring.  The transactions contemplated by the Convera Contribution Agreement have closed in accordance with such agreement.

ARTICLE VIII.

TERMINATION

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Convera:

(a) by mutual written consent duly authorized by the Boards of Directors of Convera or B2B on one side, and FL on the other side;

(b) by either Convera or B2B on one side, or FL on the other side, if the Merger shall not have been consummated by October 31, 2009 (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or materially contributed to the failure of the Merger to occur on or before the Outside Date);

(c) by either Convera or B2B on one side, or FL on the other side, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.3 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Convera or B2B on one side, or FL on the other side, if at the Convera Stockholders’ Meeting considering the Merger (giving effect to any adjournment or postponement thereof), the requisite vote of the stockholders of Convera favor of this Agreement and the Merger shall not have been obtained; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if at such time it is in breach of or has failed to fulfill its obligations under this Agreement;

(e) by Convera or B2B, if FL shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by FL of written notice of such breach or failure from Convera or B2B;

(f) by FL, if Convera or B2B shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Convera of written notice of such breach or failure from FL;

(g) by FL, Convera or B2B, in connection with the acceptance by Convera of a Superior Proposal.

8.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of this Section 8.2, Section 8.3 and Article IX hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, FL shall be responsible for the payment of all the fees and expenses incurred and to be incurred by FL and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of legal counsel and accountants of FL and its Subsidiaries).  Convera shall be responsible for the payment of all the fees and expenses incurred and to be incurred by Convera and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of legal counsel and accountants of Convera and its Subsidiaries), in each case whether or not the Merger is consummated.

(b) FL shall reimburse Convera for all their fees and expenses actually incurred subject to a maximum amount of $400,000 relating to the transactions contemplated by this Agreement (including without limitation reasonable fees and expenses of counsel, accountants and financial advisors), upon the termination of this Agreement (i) by Convera or B2B pursuant to Section 8.1(e), or (ii) by Convera or B2B on one side, or FL on the other side, pursuant to Section 8.1(b) if the failure to satisfy the conditions by FL set forth in Section 7.2(a) or 7.2(b) by the Outside Date shall have resulted in the Closing not occurring.

(c) Convera shall reimburse FL for all fees and expenses of the other parties actually incurred subject to a maximum amount of $400,000 relating to the transactions contemplated by this Agreement (including without limitation reasonable fees and expenses of counsel, accountants and financial advisors), upon the termination of this Agreement (i)  by any of FL pursuant to Section 8.1(f), or (ii) by Convera or B2B, on one side, or FL on the other side, pursuant to Section 8.1(b) if the failure to satisfy the conditions by Convera or B2B set forth in Section 7.3(a) or 7.3(b) by the Outside Date shall have resulted in the Closing not occurring.

(d) Convera shall pay to FL a termination fee (the “Convera Termination Fee”) of $600,000 as liquidated damages in the event that this Agreement is terminated as follows: (i) Convera, B2B or FL shall terminate this Agreement pursuant to Section 8.1(d); or (ii) Convera’s failure to satisfy the condition set forth in Section 7.2(d) hereof by the Outside Date shall have resulted in the Closing not occurring.  Any Convera Termination Fee payable under this provision shall be payable as liquidated damages to compensate FL for the damages FL will suffer if this Agreement is terminated in the circumstances set forth in this Section 8.3(d), which damages cannot be determined with reasonable certainty.  It is specifically agreed that any Convera Termination Fee to be paid pursuant to this Section 8.3(d) represents liquidated damages and not a penalty.  Any payment required to be made pursuant to Section 8.3(d) shall be made not later than ten (10) business days after the consummation of an Acquisition Proposal.  In no event shall more than one Convera Termination Fee be made.  In no event shall Convera be required to pay the Convera Termination Fee if, immediately prior to the termination of this Agreement, FL was in material breach of its obligations under this Agreement.

(e) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FL or any of its Subsidiaries; provided, however, that Hempstead & Co Inc. is providing a fairness opinion to Convera.

ARTICLE IX.

INDEMNIFICATION; REMEDIES

9.1 Survival.

All representations, warranties, covenants and obligations in this Agreement, the disclosure schedules, the supplements to the disclosure schedules, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing Date for a period of six (6) months, subject to Section 9.4, except for the agreements contained in:  Articles I and II; Sections 5.6 (SEC Information), 6.4 (Public Announcements), 6.6 (Commercially Reasonable Efforts), 6.10 (Distribution to Convera Stockholders), 8.2 (Effect of Termination) and 8.3 (Fees and Expenses); and Article X, which shall survive the Effective Time for an indefinite period of time.  The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

9.2 Mutual Indemnification and Reimbursement

Convera and B2B, on one side, and FL (jointly and severally together with the UK Surviving Company and FL Subs upon their execution and delivery of the Joinder Agreement), on the other side, will indemnify and hold harmless each other, and its shareholders, owners, principals, directors, officers, employees, agents, subsidiaries and affiliates (collectively, the “Indemnified Persons”), and will reimburse the Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:

(a) their or its breach of any representation or warranty in (i) this Agreement (without giving effect to any supplement to their respective disclosure schedules), (ii) their respective disclosure schedules, (iii) the supplements to their respective disclosure schedules (which supplements, taken together as a whole, shall not materially adversely affect the disclosure schedules delivered at the time of execution of this Agreement), or (iv) any other certificate, document, writing or instrument delivered pursuant to this Agreement;

(b) their or its breach of any of their or its covenant or obligation in this Agreement or in any other certificate, document, writing or instrument delivered pursuant to this Agreement;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with such party or parties (or any person acting on its or their behalf) in connection with any of the transactions contemplated in or by this Agreement; and

(d) Convera and B2B will jointly and severally indemnify and hold harmless of Indemnified Persons of FL (including the UK Surviving Company and FL Subs upon their execution and delivery of the Joinder Agreement) and reimburse them for any Damages arising from or in connection with the claims or disputes set forth on Sections 4.12(a) through 4.12(d) of the Convera Disclosure Schedule, and FL (jointly and severally together with the UK Surviving Company and FL Subs upon their execution and delivery of the Joinder Agreement) will indemnify and hold harmless of Convera’s and B2B’s Indemnified Persons and reimburse them for any Damages arising from or in connection with the claims or disputes set forth on Section 3.12 of the FL Disclosure Schedule.  Notwithstanding anything to the contrary in this Agreement, the parties agree that, upon the Closing, any Damages arising from or in connection with the claims set forth on Section 4.12(e) of the Convera Disclosure Schedule will be assumed by the Company in full.

9.3 Limitations on Amount

No party shall have any liability (for indemnification or otherwise) with respect to claims under Sections 9.2(a) and 9.2(b) until the total of all Damages with respect to such matters exceeds $150,000 and then only for the amount by which such Damages exceed $150,000.  In any event, the claims of FL, on one hand, and Convera and B2B, on the other hand, under Sections 9.2(a) and 9.2(b) are subject to a maximum amount of $1,350,000 in the aggregate.  This Section 9.3 will not apply to claims under Sections 5.6, 6.10 and 9.2(c), and the breaching party or parties will be liable for all Damages with respect to such matters.

9.4 Time Limitations

If the Closing occurs, a party will have liability (for indemnification or otherwise) under Section 9.2, only if on or before the date that is the six (6) month anniversary of the Closing Date (except for Section 9.2(d)), the Indemnified Person notifies the party of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by the Indemnified Person, other than breach of Sections 5.6 and 6.10, which covenants shall expire on December 31, 2010.  For the avoidance of any doubt, the time limitations set forth in this Section 9.4 shall not apply to the mutual indemnification obligations set forth in Section 9.2(d).

9.5 Third-Party Claims

(a) Promptly after receipt by an Indemnified Person of notice of the assertion of a third-party claim against it, such Indemnified Person shall give notice to the party obligated to indemnify under Section 9.2 (an “Indemnifying Person”) of the assertion of such third-party claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such third-party claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.5(a) of the assertion of a third-party claim, the Indemnifying Person shall be entitled to participate in the defense of such third-party claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a person against whom the third-party claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a third-party claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such third-party claims may be effected by the Indemnifying Person without the Indemnified Person’s written consent unless (A) there is no finding or admission of any violation of legal requirement or any violation of the rights of any person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such third-party claims effected without its written consent.  If notice is given to an Indemnifying Person of the assertion of any third-party claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its affiliates or subsidiaries other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Person will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its written consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of this Section 9.5, each party hereby consents to the nonexclusive jurisdiction of any court in Wilmington, Delaware, New York, New York and London, England, in which a proceeding in respect of a third-party claim is brought against the Indemnified Person for purposes of any claim that the Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on such party with respect to such a claim anywhere in the world.

(e) With respect to any third-party claim subject to indemnification under this Article IX: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other person fully informed of the status of such third-party claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

(f) With respect to any third-party claim subject to indemnification under this Article IX, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

9.6           Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

ARTICLE X.

GENERAL PROVISIONS

10.1 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) If to Convera or B2B:

Convera Corporation
1921 Gallows Roads, Suite 200
Vienna, Virginia 22182
Attention:  Patrick C. Condo
Facsimile No.:  (703) 761-1990
Telephone No.:  (703) 761-5240

with a copy to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:  Stephen M. Davis, Esq.
Facsimile No.:  (1) (212) 355-3333
Telephone No.:  (1) (212) 813-8804

(b) If to FL:

Firstlight Online Limited
336 West 37th Street, Suite 380
New York, NY 10018
Attention: Colin Jeavons
Facsimile No.:  (1) (212) 967-9562
Telephone No.: (1) (212) 967-9502

with a copy to:

Russo & Burke
600 Third Avenue
New York, New York 10016
Attention:  Leonard Horan, Esq.
Facsimile No.:  (1) (212) 557-9610
Telephone No.:  (1) (212) 557-9600

10.2 Certain Definitions.  For purposes of this Agreement, the term:

(a) “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more. Notwithstanding anything to the contrary in the foregoing, the entities set forth on Schedule 10.2(a) shall not be deemed an “affiliate” of FL for the purpose of this Agreement;

(b) “beneficial owner” with respect to any shares of a company means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

(c) “business day” means any day other than a Saturday or Sunday or any day on which banks in New York City are required or authorized to be closed;

(d) “control” including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

(e) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list; and

(f) “knowledge” with respect to a company means the knowledge that the directors and officers of the company and any Subsidiaries and the employees of the company and any of the company’s Subsidiaries having responsibility for the particular subject matter at issue have or would possess after reasonable investigation and inquiry.

(g) “Material Adverse Effect” with respect to a company means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (i) is materially adverse to the business, assets, financial condition or results of operations of the company and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent the company from consummating the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect:  (A) any change or event attributable to conditions affecting the industries in which the company participates or the U.S. economy as a whole; provided that such change or event does not have a substantially disproportionate impact on the company; (B) any change or event resulting from compliance with the terms and conditions of this Agreement; (C)  any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement or (D) any change or event to the extent attributable to the announcement or pendency of the Merger that impacts the company’s or any of its Subsidiary’s revenues or relationships with its employees, customers, suppliers or partners.

(h) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(i) “SEC” means United States Securities and Exchange Commission.

(j) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

10.3 Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Convera, no amendment may be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.4 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.5 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.7 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.8 Assignment.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties; provided, however, that any assignment made in connection with Sections 1.4, 1.5 or 1.6 hereof shall not require such consent.

10.9 Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

10.12 Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13 Dispute Resolution.  In the event that any dispute or controversy arises between the parties out of or relating to this Agreement or any documents or instruments delivered pursuant to this Agreement (a “Dispute”), a party shall notify the other party in writing of the existence of the Dispute, and the parties shall meet and negotiate in good faith to attempt to resolve the matter.  If such efforts do not within thirty (30) days resolve the Dispute, the Dispute shall be resolved by binding arbitration as provided in this Section 10.13.  The parties shall each appoint an arbitrator of choice from a list of arbitrators recognized by the American Arbitration Association.  The two appointed arbitrators shall appoint a third arbitrator from the list, and the three arbitrators shall hear the parties and settle the Dispute.  The proceedings shall be conducted under and governed by the Commercial Rules of the American Arbitration Association, as in effect from time to time.  All arbitration hearings shall be conducted in the venue selected by the party not bringing the action, which jurisdiction shall either be Manhattan County of New York State, New Castle County of Delaware State, or London, England.  All applicable statues of limitation shall apply to any Dispute.  The arbitrators shall have no power to award punitive or exemplary damages or to ignore or vary the terms of this Agreement, and shall be bound to apply the governing law.  A judgment upon the award may be entered in any court having jurisdiction.

10.14 Enforcement.  Notwithstanding anything to the contrary in Section 10.13 above, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of and for the New Castle County, State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of and for the New Castle County, State of Delaware in an injunctive or specific enforcement action brought under this Section 10.14, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any injunctive or specific enforcement action under this Section 10.14 in any court other than the Court of Chancery of and for the New Castle County, State of Delaware.

10.15 Legal Fees.  The prevailing party in any action under Section 10.13 or 10.14 hereof shall be entitled to recover reasonable attorneys’ fees and expenses from the non-prevailing party, which fees and expenses shall be in addition to any other relief which may be awarded.

10.16 WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR HEREIN OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

LIBNY/4821565.24 06/03/2009

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONVERA CORPORATION

By:	/s/ Patrick Condo
Name: Patrick Condo
Position: Chief Executive Officer

B2BNETSEARCH, INC.

By:	/s/ Patrick Condo
Name: Patrick Condo
Position: Chief Executive Officer

FIRSTLIGHT ONLINE LIMITED

By:	/s/ Colin Jeavons
Name: Colin Jeavons
Position: Chief Executive Officer

LIBNY/4821565.24 06/03/2009

EXECUTION VERSION

EXHIBIT 1.4

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Agreement and Plan of Agreement dated as of May 29, 2009, by and among Convera Corporation, a Delaware corporation, B2BNetSearch, Inc., a Delaware corporation and Firstlight Online Limited, a UK company, as may be amended from time to time, and to be bound by all the terms and conditions thereof (the “Agreement”).

For the purpose of notice under Section 10.1 of the Agreement, the contact information of the undersigned shall be as set forth on the signature block below.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR THE ACTIONS OF THE UNDERSIGNED IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THE AGREEMENT OR THIS JOINDER AGREEMENT.

[NAME OF UK SURVIVING COMPANY/COMPANY/INTERMEDIARY SUB/MERGER SUB]

___________________________

Name:

Position:

Address:

Attention:

Facsimile No.:

Telephone No:

LIBNY/4821565.24 06/03/2009

EXECUTION VERSION

EXHIBIT 1.9(A)

Directors

Directors of Company and the Surviving Corporation immediately subsequent to the Effective Time shall be:

(1)           Patrick Condo (Chairman of the Boards)

(2)           Colin Jeavons

(3)           Carl Rickertsen

(4)           Keith Young

(5)           Matthew Gokhool

LIBNY/4821565.24 06/03/2009

EXECUTION VERSION

EXHIBIT 1.9(B)

Officers

Officer of Company and the Surviving Corporation immediately subsequent to the Effective Time shall be:

(1)           Colin Jeavons (CEO)

LIBNY/4821565.24 06/03/2009